News Release

Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.
Executive Vice President and
Chief Financial Officer
williamlowe@kemet.com
864-963-6484

KEMET Comments on European Commission Announcement of TOKIN Corporation Fine

Greenville, South Carolina (March 21, 2018) - KEMET Corporation (“KEMET” or the “Company”) (NYSE:KEM), a leading global supplier of passive electronic components, announced today that the European Commission (the “Commission”) has completed its investigation into alleged aluminum and tantalum electrolytic capacitor cartel activities, and assessed penalties to eight capacitor manufacturers, including TOKIN Corporation (“TOKIN”), according to a March 21 Commission press release.  KEMET Electronics Corporation (“KEC”), a wholly-owned subsidiary of the Company, acquired TOKIN on April 19, 2017. KEMET and KEC were not a part of the investigation by the Commission.

The Commission assessed TOKIN fines of €8.8 million directly (approximately $10.7 million) and €5.0 million (approximately $6.1 million) jointly and severally with NEC Corporation.  The fines are subject to payment within 90 days of notification to TOKIN.  The Company has previously accrued approximately $15 million for this liability and therefore does not expect a material impact to its financial statements because of this assessment.  The total accrued liability expected at March 31, 2018 for antitrust issues is approximately $77.0 million, a decrease of $6.4 million from $83.4 million at March 31, 2017.

“We are pleased to have one more jurisdiction complete its review and announce its findings concerning our subsidiary TOKIN, as it removes more uncertainty related to the total liability.  We anticipated this range of settlement, and previously accrued a liability to the TOKIN Balance Sheet related to the European Union as well as included it in our future cash flow expectations,” stated Per Loof, KEMET's Chief Executive Officer. “This settlement brings the TOKIN group closer to closing this chapter in its history. Several of the previous fines assessed to TOKIN permit payments over time, between five and eight years, and will not have a material impact on our operating cash flows in future periods,” continued Loof.

About KEMET

The Company’s common stock is listed on the NYSE under the ticker symbol “KEM” (NYSE:KEM). At the Investor Relations section of our web site at http://www.kemet.com/IR, users may subscribe to KEMET news releases and find additional information about our Company. KEMET applies world class service and quality to deliver industry leading, high performance capacitance solutions to its customers around the world and offers the world’s most complete line of surface mount and through hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. Additional information about KEMET can be found at http://www.kemet.com.

Quiet Period
Beginning April 1, 2018, we will observe a quiet period during which the information provided in this news release and quarterly report on Form 10-Q will no longer constitute our current expectations. During the quiet period, this information should be historical, applying prior to the quiet period only and not subject to update by management. The quiet period will extend until the day when our next quarterly earnings release is published.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about the Company’s financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets, in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.
Factors that may cause actual outcomes and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following: (i) adverse economic conditions could impact our ability to realize operating plans if the demand for our products declines, and such conditions could adversely affect our liquidity and ability to continue to operate and cause a write down of long-lived assets or goodwill; (ii) an increase in the cost or a decrease in the availability of our principal or single-sourced purchased raw materials; (iii) changes in the competitive environment; (iv) uncertainty of the timing of customer product qualifications in heavily regulated industries; (v) economic, political, or regulatory changes in the countries in which we operate; (vi) difficulties, delays or unexpected costs in completing the restructuring plans; (vii) acquisitions and other strategic transactions expose us to a variety of risks; (viii) acquisition of TOKIN may not achieve all of the anticipated results; (ix) our business could be negatively impacted by increased regulatory scrutiny and litigation; (x) difficulties associated with retaining, attracting and training effective employees and management; (xi) the need to develop innovative products to maintain customer relationships and offset potential price erosion in older products; (xii) exposure to claims alleging product defects; (xiii) the impact of laws and regulations that apply to our business, including those relating to environmental matters and cyber security; (xiv) the impact of international laws relating to trade, export controls and foreign corrupt practices; (xv) changes impacting international trade and corporate tax provisions related to the global manufacturing and sales of our products may have an adverse effect on our financial condition and results of operations; (xvi) volatility of financial and credit markets affecting our access to capital; (xvii) the need to reduce the total costs of our products to remain competitive; (xviii) potential limitation on the use of net operating losses to offset possible future taxable income; (xix) restrictions in our debt agreements that could limit our flexibility in operating our business; (xx) disruption to our information technology systems to function properly or control unauthorized access to our systems may cause business disruptions; (xxi) any economic and demographic experience for our pension plans and other post-retirement benefit plans that is less favorable than our assumptions; (xxii) fluctuation in distributor sales could adversely affect our results of operations; and (xxiii) earthquakes and other natural disasters could disrupt our operations and have a material adverse effect on our financial condition and results of operations.

Our acquisition accounting, including the acquisition gains, are preliminary as management continues to evaluate the fair value of the net assets acquired and consideration transferred. In addition, the allocation of the purchase price is based on estimates and assumption that are subject to change with the measurement period.

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